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                                                                    Exhibit 21.1




                             Delta Recycling Corp.
                              Delta Transfer Corp.
                            Eastern Recycling, Inc.
                             Delta Resources Corp.
                            Delrock Management Corp.
                               Delta Waste Corp.
                             Delta Tall Pines Corp.